Monthly Summary Report	October 31, 2014

Description

The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchange. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)

The Board of Directors of the Fund has authorized quarterly distributions under the MDP at an annual rate of 10% of the Fund’s net asset value (“NAV”) per share recorded on the last business day of the previous calendar year. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders; however, at this time, there are no reasonably foreseeable circumstances that might cause the termination of the MDP. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)1	$402.53	Daily Average Number of Shares Traded2	67,285
NAV per share1	$26.67	Outstanding Shares3	15,095,556
Closing price NYSE4	$26.92	Expense Ratio (4/30/2014)	1.68%
Premium (Discount)	0.94%	Portfolio Turnover (4/30/2014)	16.89%

Performance5		Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
Market Price	0.84%	-0.60%	4.36%	16.03%	17.84%	16.50%
NAV per share	-1.39%	0.89%	5.04%	12.46%	13.77%	14.01%
MSCI Mexico Index	-0.46%	2.48%	7.25%	9.05%	11.12%	13.88%
Bolsa IPC Index	-0.25%	2.63%	7.84%	8.94%	10.78%	14.84%

These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1Source: Impulsora del Fondo México, S.C. (“Impulsora”).
2 Source: NYSE. Figure represents average volume traded on all U.S. consolidated markets during the month.
3 During October 2014, the Fund issued 30,620 shares under its Equity Shelf Program and 35,912 shares for its Distribution Reinvestment and Stock Purchase Plan.
4 Source: NYSE.
5 Sources: Impulsora and Lipper, Inc. All figures take into account reinvestment of distributions.

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The Mexico Fund, Inc.	October 31, 2014

Top Ten Holdings (66.33% of Net Assets)
1 América Móvil	15.93%	6 Grupo Financiero Banorte	4.78%
2 Fomento Económico Mexicano	9.75%	7 Wal-Mart de México	4.44%
3 Cemex	8.93%	8 Grupo México	4.05%
4 Alfa	6.39%	9 Mexichem	4.03%
5 Grupo Televisa	5.47%	10 Kimberly-Clark de México	3.56%

Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments

During October 2014, volatility prevailed in international equity markets due to negative investor sentiment generated by the end of the U.S. Federal Reserve’s bond-buying program. Towards the end of the month, risk aversion decreased as investors perceived that other central banks around the globe may continue implementing stimulus measures. Along this line, on the last day of the month, the Japanese Central Bank unexpectedly announced a plan to boost annual asset purchases by as much as a third, equivalent to $732 billion, which may bolster global demand for stocks by decreasing bond yields. The Japanese government also announced a favorable change to the investment policies of the public sector pension fund that further encouraged global equity markets.

In local news, the Mexican Central Bank (“Banxico”) announced that it will maintain unchanged at 3% the reference overnight interest rate as there are no significant inflationary pressures and there was a modest recovery in the U.S. and Mexican economies during the third quarter of this year. In an effort to mitigate the impact of lower oil prices, and consistent with measures taken before, the Mexican Ministry of Finance and Public Credit announced that it is currently under negotiations to protect public sector finances by hedging oil income for next year. International reserves at Banxico reached a maximum historical level of $191.7 billion at the end of this month.

Mexican listed companies reported financial results for the third quarter of 2014. On average, sales and EBITDA grew 7.6% and 5.5%, respectively, but net profits decreased 14.8%, mainly due to currency losses, as the Mexican peso devalued 3.4% to Ps. 13.4813 per dollar during this period. The Mexican Stock Exchange lost 0.46% during the month, as measured by the MSCI Mexico Index.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.

Important Risk Disclosure

All performance shown is historical, assumes reinvestment of distributions and does not guarantee future results. Investment return and principal value fluctuate with changing market conditions so when sold, shares may be worth more or less than that of the original cost. Total return based on market price reflects changes in market value. Total return based on net asset value reflects changes in the Fund’s net asset value during each period.

Current performance may be lower or higher than the performance data quoted. This commentary is for informational purposes only, and is not intended as an offer or recommendation with respect to the purchase or sale of any security, option, future or other derivatives in such securities.

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund’s investment objective, risks, charges and expenses before investing.

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